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                                                                   EXHIBIT 21.1

Mid-State Raceway, Inc.

Exhibit 21.1 - Subsidiaries of the Company

         The listing below includes the subsidiaries of Mid-Sate Raceway, Inc. All subsidiaries are owned 100% by Mid-State Raceway, Inc.

         1.       Vernon Productions, Inc. (New York)
         2.       Vernon Hospitality, Inc. (New York)
         3.       Mid-State Development Corporation (New York)

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